EXHIBIT 99.1

Investor Relations Contact:	Media Contact:
Robert J. Vill	Jane Randel
Vice President — Finance and Treasurer	Vice President, Corporate Communications
Liz Claiborne Inc.	Liz Claiborne Inc.
201.295.7515	212.626.3408
LIZ CLAIBORNE INC. REPORTS 4th QUARTER AND FULL YEAR RESULTS
•	Reports Q4 GAAP Loss per Share from Continuing Operations of ($0.45) and Adjusted Loss Per Share of ($0.18)

•	Reports Total Debt of $658 Million, an $86 Million Decrease Compared to Q4 2008

•	Realizes Cash Flow from Continuing Operating Activities for the Full Year of $224 Million

•	Expects to Receive a $167 Million Federal Tax Refund by the end of the First Quarter of 2010
New York, NY — February 23, 2010 — Liz Claiborne Inc. (NYSE:LIZ) today announced earnings for the fourth quarter and full year 2009. Unless otherwise noted, references to loss from continuing operations, net loss and adjusted loss or income from continuing operations and associated per share amounts refer to such amounts attributable to Liz Claiborne Inc. For the fourth quarter of 2009 and on a GAAP basis, the loss per share from continuing operations was ($0.45) compared to a loss per share from continuing operations of ($8.36) for the fourth quarter of 2008. Adjusted loss per share from continuing operations for the fourth quarter was ($0.18) compared to an adjusted loss per share from continuing operations of ($0.04) for the fourth quarter of 2008. Net sales for the fourth quarter were $779 million, a decrease of $132 million, or 14.5%, from the comparable 2008 period.
For the full year 2009, we recorded an operating loss of ($335) million compared to an operating loss of ($734) million in 2008. Adjusted operating loss for the full year 2009 was ($136) million compared to adjusted operating income of $130 million in 2008. The Company recorded a loss from continuing operations in the full year 2009 of ($294) million, or ($3.13) per share, compared to a loss from continuing operations in 2008 of ($813) million, or ($8.69) per share. Adjusted loss per share from continuing operations in the full year 2009 was ($1.46) compared to adjusted diluted EPS from continuing operations of $0.80 in 2008. Net sales for the full year 2009 were approximately $3.012 billion, a decrease of $973 million, or 24.4%, from the comparable 2008 period.
The adjusted results for the fourth quarter and full year 2009 and 2008 exclude the impact of expenses incurred in connection with the Company’s streamlining initiatives and brand-exiting activities and non-cash goodwill and other intangible asset impairment charges. The Company believes that the adjusted results for the fourth quarter and full year 2009 and 2008 represent a more meaningful presentation of its historical operations and financial performance since these results provide period to period comparisons that are consistent and more easily understood. The attached tables, captioned “Reconciliation of Non-GAAP Financial Information”, provide a full reconciliation of actual results to the adjusted results.

William L. McComb, Chief Executive Officer of Liz Claiborne Inc., said: “Our financial results in the fourth quarter reflect progress in our domestic-based direct brands, evidenced by the improvement in comparable store sales trends and gross margins at Kate Spade, Juicy Couture and Lucky Brand Jeans — resulting in a profitable quarter for this business segment. In contrast, the Mexx business in Europe posted a meaningful loss during the quarter. We are pleased that a new management team has hit the ground running at Mexx, and is quickly addressing core product and other operational issues that are causing this loss.”
Mr. McComb continued, “In the fourth quarter, we continued to strengthen our balance sheet, as we managed our inventories aggressively, reduced total debt outstanding to $658 million, and achieved our targeted reduction in SG&A for the year. Cash flow from continuing operating activities was $224 million for the full fiscal year, resulting in availability of $222 million under our revolving credit facility — a major accomplishment for a company that only one year ago was working to secure long term financing. Furthermore, as a result of Federal tax legislation passed in the fourth quarter, we expect to receive a significant 2009 Federal tax refund of $167 million by the end of the first quarter of 2010 which will be used to further reduce debt.”
Mr. McComb concluded, “Looking forward, 2010 is all about operational excellence. At Juicy, Lucky and Kate, we are committed to improving productivity to maximize the potential of these great brands, with a focus on retail execution, gross margin improvement and increasing sales per square foot. In our Partnered Brands segment, we are focused on executing smooth transitions to the new licensing models with JC Penney for our Liz Claiborne and Claiborne branded products and QVC for our LCNY branded products. Although operating results will remain challenging at Mexx Europe through most of 2010, we remain optimistic that CEO Thomas Grote and his new management team will successfully execute the turnaround strategy that he will discuss on today’s conference call.”
The Company will sponsor a conference call at 10:00 am EST today to discuss its results for the fourth quarter of 2009. The dial-in number is 1-888-694-4676 with pass code 56200329. The web cast and slides accompanying the prepared remarks can be accessed via the Investor Relations section of the Liz Claiborne website at www.lizclaiborneinc.com. An archive of the webcast will be available on the website. Additional information on the results of the Company’s operations is available in the Company’s Form 10-K for fiscal 2009, filed with the Securities and Exchange Commission.
2010 Full Year Operating Goals and Assumptions and 2010 First Quarter Guidance
On today’s conference call and associated slide presentation, we will be discussing full year 2010 adjusted operating goals and assumptions and first quarter 2010 adjusted guidance for net sales, gross margin, SG&A and operating income and will also provide additional perspective on the key drivers of these metrics.
FOURTH QUARTER RESULTS
Overall Results
Net sales from continuing operations for the fourth quarter of 2009 were $779 million, a decrease of $132 million, or 14.5% from the fourth quarter of 2008, primarily due to decreases in our International-Based Direct Brands and Partnered Brands segments. The impact of changes in foreign currency exchange rates in our international businesses increased net sales by $28 million, or 3.1%.

Gross profit as a percentage of net sales was 48.0% in the fourth quarter of 2009 compared to 45.6% in the comparable 2008 period, principally reflecting increased gross profit rates in our Domestic-Based Direct Brands and Partnered Brands segments and an increased proportion of sales from our Domestic-Based Direct Brands segment, which runs at a higher gross profit rate than the company average, partially offset by a decreased gross profit rate in our International-Based Direct Brands segment.
Selling, general & administrative expenses (“SG&A”) were $495 million, or 63.5% of net sales in the fourth quarter of 2009, compared to $449 million, or 49.2% of net sales in the fourth quarter of 2008, primarily reflecting the following:
•	a $78 million increase in expenses associated with our streamlining initiatives and brand-exiting activities;

•	a $19 million increase due to the impact of changes in foreign currency exchange rates in our international businesses;

•	a $2 million increase in our Domestic-Based Direct Brands segment;

•	a $30 million decrease associated with our Partnered Brands segment and corporate SG&A; and

•	a $23 million decrease associated with our International-Based Direct Brands segment.
Impairment of Goodwill and Other Intangible Assets in the fourth quarter of 2009 included a non-cash impairment charge of $10 million resulting from the determination that the carrying value of the trademark intangible asset related to the licensed DKNY® Jeans and DKNY® Active businesses exceeded its estimated fair value due to the decline in actual and projected performance and cash flows during 2009, as well as a non-cash charge of $5 million primarily related to the impairment of merchandising rights of the Liz Claiborne brand due to decreased use of such intangible assets. In 2008, we recorded non-cash goodwill impairment charges of (i) $382 million related to goodwill previously recorded in our Domestic-Based Direct Brands segment as a result of an impairment evaluation we performed as of January 3, 2009 because the Company’s book value exceeded its market capitalization, plus a reasonable control premium and (ii) $301 million related to goodwill previously recorded in our International-Based Direct Brands segment, reflecting a decrease in its fair value below its carrying value due to declines in the actual and projected performance and cash flows of such segment.
Operating loss was ($135) million ((17.4)% of net sales) in the fourth quarter of 2009 compared to a loss of ($716) million ((78.6%) of net sales) in the fourth quarter of 2008, including $106 million of expenses associated with our streamlining initiatives and brand-exiting activities in the fourth quarter of 2009 (excluding a non-cash charge of $5 million related to the impairment of Liz Claiborne brand merchandising rights), compared to $26 million in the fourth quarter of 2008. Adjusted operating loss in the fourth quarter was ($15) million ((1.9)% of net sales) compared to an adjusted operating loss of ($7) million ((0.8%) of net sales) in 2008. The impact of changes in foreign currency exchange rates in our international businesses increased fourth quarter operating loss by $5 million.
Other income (expense), net was $7 million in the fourth quarter of 2009 compared to ($4) million in the fourth quarter of 2008, primarily reflecting the impact of the partial de-designation of the hedge of our investment in euro functional currency subsidiaries, which resulted in the recognition of a foreign currency translation gain of $3 million on our euro-denominated notes within earnings in the fourth quarter of 2009.

(Benefit) provision for income taxes was a $104 million benefit in the fourth quarter of 2009 compared to a $49 million expense in the fourth quarter of 2008. The income tax benefit in the fourth quarter of 2009 principally related to the carry back of federal tax losses, partially offset by increases in valuation allowances. Income tax benefits were not recorded for other losses incurred during the fourth quarter of 2009 as it is likely that such benefits will not be utilized due to the combination of (i) our recent history of pretax losses, including goodwill impairment charges recorded in 2008 and 2007; (ii) our ability to carry forward or carry back tax losses or credits and (iii) current general economic conditions.
Loss from continuing operations in the fourth quarter of 2009 was ($42) million, or ($0.45) per share, compared to a loss from continuing operations in the fourth quarter of 2008 of ($782) million, or ($8.36) per share. Adjusted loss per share from continuing operations in the fourth quarter of 2009 was ($0.18) compared to adjusted loss per share from continuing operations of ($0.04) in the fourth quarter of 2008.
Net loss in the fourth quarter of 2009 was ($42) million, inclusive of income related to discontinued operations of $0.4 million, compared to a net loss of ($829) million, inclusive of losses related to discontinued operations of ($46) million, in the fourth quarter of 2008. Loss per share was ($0.45) in the fourth quarter of 2009 compared to a loss per share of ($8.85) in the fourth quarter of 2008.
Balance Sheet and Cash Flow
Inventories decreased 31% to $320 million compared to the fourth quarter of 2008, primarily due to conservative inventory management, including adjusting inventory levels to sales. The impact of changes in foreign currency exchange rates increased inventories by approximately $10 million, or 2.2% in the fourth quarter of 2009, compared to the fourth quarter of 2008.
Accounts receivable decreased 22% to $264 million in the fourth quarter of 2009 compared to the fourth quarter of 2008, primarily due to sales decreases in our International-Based Direct Brands and Partnered Brands segments. The impact of changes in foreign currency exchange rates increased accounts receivable by approximately $3 million, or 1.0%, in the fourth quarter of 2009 compared to the fourth quarter of 2008.
Cash flow from continuing operating activities for the last twelve months was $224 million, including the receipt of $100 million in net income tax refunds and $75 million associated with our sourcing agreement with Li & Fung. As a result of reduced sourcing due to our licensing agreements with JC Penney and QVC for Liz Claiborne branded products, we will be required to refund $24 million to Li & Fung on or before April 15th, 2010.
Debt outstanding decreased $86 million to $658 million compared to $744 million at the end of the fourth quarter of 2008, inclusive of a $16 million increase due to changes in foreign currency exchange rates. We ended the quarter with $20 million in cash compared to $25 million in cash at the end of the fourth quarter of 2008.

Segment Highlights
Domestic-Based Direct Brands segment — consists of the specialty retail, outlet, wholesale apparel, wholesale non-apparel (including accessories, jewelry, and handbags), e-commerce and licensing operations of our three domestic retail-based operating segments: Juicy Couture, Kate Spade and Lucky Brand.
Net sales in our Domestic-Based Direct Brands segment in the fourth quarter were $340 million, decreasing $11 million, or 3.0%.
Net sales for Juicy Couture were $164 million, a 5.0% decrease compared to 2008, primarily driven by decreases in wholesale apparel.
•	We ended the quarter with 66 specialty stores and 33 outlet stores, reflecting the net addition over the last 12 months of 4 specialty stores;

•	Average retail square footage in the fourth quarter was approximately 329 thousand square feet, a 10% increase compared to 2008;

•	Sales per square foot for comparable stores for the latest twelve months were $750; and

•	Comparable store sales decreased 3% in the fourth quarter.
Net sales for Lucky Brand were $132 million, a 4.4% decrease compared to 2008, primarily driven by decreases in specialty retail.
•	We ended the quarter with 194 specialty stores and 46 outlet stores, reflecting the net addition over the last 12 months of 1 specialty store and 7 outlet stores;

•	Average retail square footage in the fourth quarter was approximately 598 thousand square feet, a 7% increase compared to 2008;

•	Sales per square foot for comparable stores for the latest twelve months were $435; and

•	Comparable store sales decreased 10% in the fourth quarter.
Net sales for Kate Spade were $44 million, a 10.0% increase compared to 2008, primarily driven by increases in wholesale apparel, outlet and e-commerce.
•	We ended the quarter with 38 specialty stores and 29 outlet stores, reflecting the net closure over the last 12 months of 10 specialty stores and the net addition of 1 outlet store;

•	Average retail square footage in the fourth quarter was approximately 145 thousand square feet, a 3% increase compared to 2008;

•	Sales per square foot for comparable stores for the latest twelve months were $570; and

•	Comparable store sales increased 5% in the fourth quarter.
Domestic-Based Direct Brands segment operating income in the fourth quarter was $12 million (3.6% of net sales), compared to an operating loss of ($367) million ((104.9)% of net sales) in 2008. Domestic-Based Direct Brands segment adjusted operating income in the fourth quarter was $42 million (12.4% of net sales), compared to adjusted operating income of $26 million (7.3% of net sales) in 2008.
International-Based Direct Brands segment — consists of the specialty retail, outlet, concession, wholesale apparel, wholesale non-apparel (including accessories, jewelry and handbags), e-commerce and licensing operations of Mexx, our international retail-based operating segment.

Net sales in our International-Based Direct Brands segment were $210 million, a $28 million, or 11.7% decrease compared to 2008, primarily driven by decreases in Mexx Europe wholesale. Excluding the impact of changes in foreign currency exchange rates, net sales for Mexx decreased 21.6% compared to last year.
•
We ended the quarter with 157 specialty stores, 101 outlets and 206 concessions, reflecting the net addition over the last 12 months of 21 specialty stores and 1 outlet store and the net closure of 35 concessions (inclusive of the conversion of 29 concessions to specialty retail formats);

•	Average retail square footage in the fourth quarter was approximately 1.542 million square feet, a 7% increase compared to 2008;

•	Sales per square foot for comparable stores for the latest twelve months were $319; and

•	Comparable store sales decreased 9% in the fourth quarter, reflecting decreases in our Mexx Europe and Mexx Canada businesses.
International-Based Direct Brands segment operating loss in the fourth quarter was ($68) million ((32.4)% of net sales), compared to an operating loss of ($323) million ((135.3)% of net sales) in 2008. International-Based Direct Brands segment adjusted operating loss in the fourth quarter was ($39) million ((18.6)% of net sales), compared to an adjusted operating loss of ($12) million ((5.0)% of net sales) in 2008.
Partnered Brands segment — consists of one operating segment including the wholesale apparel, wholesale non-apparel, specialty retail, outlet, e-commerce and licensing operations of our wholesale-based brands.
Net sales in our Partnered Brands segment decreased $94 million, or 29.1%, in the fourth quarter to $229 million. The $94 million decrease in net sales in our Partnered Brands segment primarily reflected decreases in our Liz Claiborne brand and our licensed DKNY® Jeans and DKNY® Active businesses, including the impact of additional retailer assistance associated with the transition of our Liz Claiborne branded business to the new licensing model.
•	We ended the quarter with 92 US outlet stores, reflecting the net closure over the last 12 months of 5 outlet stores;

•	Average retail square footage of US outlet stores in the fourth quarter was approximately 842 thousand square feet, a 3% increase compared to 2008;

•	Sales per square foot for comparable US outlet stores for the latest twelve months were $151; and

•	Comparable US outlet store sales decreased 14% in the fourth quarter.
Partnered Brands segment operating loss in the fourth quarter was ($79) million ((34.7)% of net sales), compared to an operating loss of ($26) million ((8.0)% of net sales) in 2008. Partnered Brands segment adjusted operating loss in the fourth quarter was ($18) million ((7.8)% of net sales), compared to an adjusted operating loss of ($21) million ((6.4)% of net sales) in 2008.
About Liz Claiborne Inc.
Liz Claiborne Inc. designs and markets a global portfolio of retail-based premium brands including Kate Spade, Juicy Couture, Lucky Brand and Mexx. The Company also has a refined group of department store-based brands with strong consumer franchises including the Monet family of brands, Kensie, Kensiegirl, Mac & Jac, and the licensed DKNY® Jeans and DKNY® Active Group. The Dana Buchman and Axcess brands are sold exclusively at Kohl’s, and beginning in Fall 2010, the Liz Claiborne and Claiborne brands will be available at JCPenney and the Liz Claiborne New York brand designed by Isaac Mizrahi will be available at QVC and at company-owned Liz Claiborne New York outlet stores.

Liz Claiborne Inc. Forward-Looking Statement
Statements contained herein that relate to the Company’s future performance, financial condition, liquidity or business or any future event or action are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements are indicated by words or phrases such as “intend,” “anticipate,” “plan,” “estimate,” “forecast,” “project,” “expect,” “believe,” “we are optimistic that we can,” “current visibility indicates that we forecast” or “currently envisions” and similar phrases. Such statements are based on current expectations only, are not guarantees of future performance, and are subject to certain risks, uncertainties and assumptions. The Company may change its intentions, belief or expectations at any time and without notice, based upon any change in the Company’s assumptions or otherwise. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. In addition, some risks and uncertainties involve factors beyond the Company’s control. Among the risks and uncertainties are the following: our ability to continue to have the liquidity necessary, through cash flows from operations and availability under our amended and restated revolving credit facility, which may be adversely impacted by a number of factors, including the level of our operating cash flows, our ability to maintain established levels of availability under, and to comply with the financial and other covenants included in, our amended and restated revolving credit facility and the borrowing base requirement in our amended and restated revolving credit facility that limits the amount of borrowings we may make based on a formula of, among other things, eligible accounts receivable and inventory; the timing of the receipt of an anticipated $167 million of income tax refunds, which are expected by the end of the first quarter of 2010; the minimum availability covenant in our amended and restated revolving credit facility that requires us to maintain availability in excess of an agreed upon level and whether holders of our Convertible Notes issued in June 2009 will, if and when such notes are convertible, elect to convert a substantial portion of such notes, the par value of which we must currently settle in cash; general economic conditions in the United States, Europe and other parts of the world; lower levels of consumer confidence, consumer spending and purchases of discretionary items, including fashion apparel and related products, such as ours; continued restrictions in the credit and capital markets, which would impair our ability to access additional sources of liquidity, if needed; changes in the cost of raw materials, labor, advertising and transportation; our dependence on a limited number of large US department store customers, and the risk of consolidations, restructurings, bankruptcies and other ownership changes in the retail industry and financial difficulties at our larger department store customers; our ability to successfully implement our long-term strategic plans; our ability to effect a turnaround of our MEXX Europe business; our ability to respond to constantly changing consumer demands and tastes and fashion trends, across multiple product lines, shopping channels and geographies; our ability to attract and retain talented, highly qualified executives, and maintain satisfactory relationships with our employees, both union and non-union; our ability to adequately establish, defend and protect our trademarks and other proprietary rights; our ability to successfully develop or acquire new product lines or enter new markets or product categories, and risks related to such new lines, markets or categories; risks associated with the implementation of the licensing arrangements with J.C. Penney Corporation, Inc. and J.C. Penney Company, Inc. and QVC, Inc., including, without limitation, our ability to efficiently change our operational model and infrastructure as a result of such licensing arrangements, our ability to continue a good working relationship with these licensees and possible changes in our other brand relationships or relationships with other retailers as a result; the outcome of current and future litigations and other proceedings in which we are involved may have a material adverse effect on our results of operations and cash flow; the impact of the highly competitive nature of the markets within which we operate, both within the US and abroad; our reliance on independent foreign manufactures, including the risk of their failure to comply with safety standards or our policies regarding labor practices; risks associated with our agreement with Li & Fung Limited, which results in a single foreign sourcing agent for a significant portion of our products; a variety of legal, regulatory, political and economic risks, including risks related to the importation and exportation of product to which our international operations are subject; our ability to adapt to and compete effectively in the current quota environment in which general quota has expired on apparel products but political activity seeking to re-impose quota has been initiated or threatened; our exposure to domestic and foreign currency fluctuations; and our ability to utilize all or a portion of our US deferred tax assets may be limited significantly if we experience an “ownership change” and such other factors as are set forth in the Company’s 2009 Annual Report on Form 10-K, in the section entitled “Risk Factors” filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

LIZ CLAIBORNE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(All amounts in thousands, except per common share data)

	Three Months Ended		Three Months Ended
	January 2, 2010	% of	January 3, 2009	% of
	(13 Weeks)	Sales	(13 Weeks)	Sales

Net Sales	$778,805	100.0%	$911,173	100.0%
Cost of goods sold	405,110	52.0%	495,288	54.4%

Gross Profit	373,695	48.0%	415,885	45.6%
Selling, general & administrative expenses	494,688	63.5%	448,683	49.2%
Goodwill impairment	—	—	683,071	75.0%
Impairment of other intangible assets	14,222	1.8%	—	—

Operating Loss	(135,215)	(17.4)%	(715,869)	(78.6)%
Other income (expense), net	7,464	1.0%	(3,631)	(0.4)%
Interest expense, net	(18,222)	(2.3)%	(14,366)	(1.6)%

Loss Before (Benefit) Provision for Income Taxes	(145,973)	(18.7)%	(733,866)	(80.5)%
(Benefit) provision for income taxes	(103,785)	(13.3)%	48,567	5.3%

Loss from Continuing Operations	(42,188)	(5.4)%	(782,433)	(85.9)%
Discontinued operations, net of income taxes	358		(46,351)

Net Loss	(41,830)		(828,784)
Net (loss) income attributable to the noncontrolling interest	(127)		118

Net Loss Attributable to Liz Claiborne, Inc.	$(41,703)		$(828,902)

Earnings per Share:
Basic and Diluted
Loss from Continuing Operations Attributable to Liz Claiborne, Inc.	$(0.45)		$(8.36)

Net Loss Attributable to Liz Claiborne, Inc.	$(0.45)		$(8.85)

Weighted Average Shares, Basic and Diluted (1)	93,954		93,646

(1)
Because the Company incurred a loss from continuing operations for the three months ended January 2, 2010 and January 3, 2009, all potentially dilutive shares are antidilutive. Accordingly, basic and diluted weighted average shares outstanding are equal for such periods.

LIZ CLAIBORNE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(All amounts in thousands, except per common share data)

	Twelve Months Ended		Twelve Months Ended
	January 2, 2010	% of	January 3, 2009	% of
	(52 Weeks)	Sales	(53 Weeks)	Sales

Net Sales	$3,011,859	100.0%	$3,984,946	100.0%
Cost of goods sold	1,614,109	53.6%	2,081,646	52.2%

Gross Profit	1,397,750	46.4%	1,903,300	47.8%
Selling, general & administrative expenses	1,715,327	57.0%	1,943,963	48.8%
Goodwill impairment	2,785	0.1%	683,071	17.1%
Impairment of other intangible assets	14,222	0.5%	10,046	0.3%

Operating Loss	(334,584)	(11.1)%	(733,780)	(18.4)%
Other expense, net	(4,007)	(0.1)%	(6,372)	(0.2)%
Interest expense, net	(65,084)	(2.2)%	(48,288)	(1.2)%

Loss Before (Benefit) Provision for Income Taxes	(403,675)	(13.4)%	(788,440)	(19.8)%
(Benefit) provision for income taxes	(109,615)	(3.6)%	24,875	0.6%

Loss from Continuing Operations	(294,060)	(9.8)%	(813,315)	(20.4)%
Discontinued operations, net of income taxes	(12,350)		(138,244)

Net Loss	(306,410)		(951,559)
Net (loss) income attributable to the noncontrolling interest	(681)		252

Net Loss Attributable to Liz Claiborne, Inc.	$(305,729)		$(951,811)

Earnings per Share:
Basic and Diluted
Loss from Continuing Operations Attributable to Liz Claiborne, Inc.	$(3.13)		$(8.69)

Net Loss Attributable to Liz Claiborne, Inc.	$(3.26)		$(10.17)

Weighted Average Shares, Basic and Diluted (1)	93,880		93,606

(1)
Because the Company incurred a loss from continuing operations for the twelve months ended January 2, 2010 and January 3, 2009, all potentially dilutive shares are antidilutive. Accordingly, basic and diluted weighted average shares outstanding are equal for such periods.

LIZ CLAIBORNE INC.
CONSOLIDATED BALANCE SHEETS
(All amounts in thousands)

	January 2, 2010	January 3, 2009

Assets
Current Assets:
Cash and cash equivalents	$20,372	$25,431
Accounts receivable — trade, net	263,508	339,158
Inventories, net	319,713	464,619
Deferred income taxes	769	6,816
Other current assets	267,499	223,379
Assets held for sale	15,070	—

Total current assets	886,931	1,059,403

Property and Equipment, Net	444,688	572,428
Intangibles, Net	231,229	251,267
Deferred Income Taxes	7,565	2,200
Other Assets	35,490	20,154

Total Assets	$1,605,903	$1,905,452

Liabilities and Stockholders’ Equity
Current Liabilities:
Short-term borrowings	$70,868	$110,219
Convertible Senior Notes	71,137	—
Other current liabilities	500,547	517,010

Total current liabilities	642,552	627,229

Long-Term Debt	516,146	633,420
Other Non-Current Liabilities	201,027	98,786
Deferred Income Taxes	26,299	38,358
Stockholders’ Equity	219,879	507,659

Total Liabilities and Stockholders’ Equity	$1,605,903	$1,905,452

LIZ CLAIBORNE INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(All amounts in thousands)

	Twelve Months Ended
	January 2, 2010	January 3, 2009
	(52 weeks)	(53 weeks)

Cash Flows from Operating Activities:
Net Loss	$(306,410)	$(951,559)
Adjustments to arrive at loss from continuing operations	12,350	138,244

Loss from continuing operations	(294,060)	(813,315)

Adjustments to reconcile loss from continuing operations to net cash provided by operating activities:
Depreciation and amortization	163,564	158,086
Impairment of goodwill and other intangible assets	17,007	693,117
Loss on asset disposals and impairments, including streamlining initiatives	52,775	21,639
Deferred income taxes	(10,124)	174,596
Share-based compensation	8,744	8,309
Other, net	(104)	298
Changes in assets and liabilities, exclusive of acquisitions:
Decrease in accounts receivable — trade, net	82,190	87,583
Decrease in inventories, net	146,049	49,566
Decrease in other current and non-current assets	33,251	16,124
Decrease in accounts payable	(64,013)	(2,771)
Increase (decrease) in accrued expenses and other non-current liabilities	86,565	(61,186)
Increase (decrease) in income taxes payable	2,016	(127,807)
Net cash used in operating activities of discontinued operations	(16,570)	(45,878)

Net cash provided by operating activities	207,290	158,361

Cash Flows from Investing Activities:
Proceeds from sales of property and equipment	—	19,831
Purchases of property and equipment	(65,332)	(184,260)
Proceeds from disposition	—	21,252
Payments for purchases of businesses	(8,755)	(100,403)
Payments for in-store merchandise shops	(7,306)	(9,983)
Investments in and advances to equity investee	(7,237)	—
Other, net	773	(348)
Net cash provided by investing activities of discontinued operations	2,022	65,269

Net cash used in investing activities	(85,835)	(188,642)

Cash Flows from Financing Activities:
Short-term borrowings, net	(169,231)	(113,543)
Proceeds from issuance of Convertible Senior Notes	90,000	—
Principal payments under capital lease obligations	(4,361)	(4,178)
Proceeds from exercise of stock options	—	70
Dividends paid	—	(20,938)
Payment of deferred financing fees	(42,209)	(3,119)

Net cash used in financing activities	(125,801)	(141,708)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(713)	(7,981)

Net Change in Cash and Cash Equivalents	(5,059)	(179,970)
Cash and Cash Equivalents at Beginning of Year	25,431	205,401

Cash and Cash Equivalents at End of Year	$20,372	$25,431

LIZ CLAIBORNE INC.
SEGMENT REPORTING
(All amounts in thousands)

	Three Months Ended		Three Months Ended
	January 2, 2010	% to	January 3, 2009	% to
	(13 Weeks)	Total	(13 Weeks)	Total
NET SALES:
Domestic-Based Direct Brands	$339,769	43.6%	$350,322	38.4%
International-Based Direct Brands	210,440	27.0%	238,443	26.2%
Partnered Brands	228,596	29.4%	322,408	35.4%

Total Net Sales	$778,805	100.0%	$911,173	100.0%

	Three Months Ended		Three Months Ended
	January 2, 2010	% of	January 3, 2009	% of
	(13 Weeks)	Sales	(13 Weeks)	Sales
OPERATING INCOME (LOSS) (a):
Domestic-Based Direct Brands	$12,234	3.6%	$(367,398)	(104.9)%
International-Based Direct Brands	(68,154)	(32.4)%	(322,642)	(135.3)%
Partnered Brands	(79,295)	(34.7)%	(25,829)	(8.0)%

Total Operating Income (Loss)	$(135,215)	(17.4)%	$(715,869)	(78.6)%

	Three Months Ended		Three Months Ended
	January 2, 2010	% to	January 3, 2009	% to
	(13 Weeks)	Total	(13 Weeks)	Total
NET SALES:
Domestic	$524,535	67.4%	$630,203	69.2%
International	254,270	32.6%	280,970	30.8%

Total Net Sales	$778,805	100.0%	$911,173	100.0%

	Three Months Ended		Three Months Ended
	January 2, 2010	% of	January 3, 2009	% of
	(13 Weeks)	Sales	(13 Weeks)	Sales
OPERATING LOSS:
Domestic	$(84,932)	(16.2)%	$(385,181)	(61.1)%
International	(50,283)	(19.8)%	(330,688)	(117.7)%

Total Operating Loss	$(135,215)	(17.4)%	$(715,869)	(78.6)%

(a)
Operating income (loss) includes charges related to streamlining initiatives and brand-exiting activities and impairment of goodwill and other intangible assets. Refer to the table entitled “Reconciliation of Non-GAAP Financial Information — Segment Reporting” for further information.

LIZ CLAIBORNE INC.
SEGMENT REPORTING
(All amounts in thousands)

	Twelve Months Ended		Twelve Months Ended
	January 2, 2010	% to	January 3, 2009	% to
	(52 Weeks)	Total	(53 weeks)	Total
NET SALES:
Domestic-Based Direct Brands	$1,120,664	37.2%	$1,207,400	30.3%
International-Based Direct Brands	831,889	27.6%	1,202,900	30.2%
Partnered Brands	1,059,306	35.2%	1,574,646	39.5%

Total Net Sales	$3,011,859	100.0%	$3,984,946	100.0%

	Twelve Months Ended		Twelve Months Ended
	January 2, 2010	% of	January 3, 2009	% of
	(52 Weeks)	Sales	(53 weeks)	Sales
OPERATING LOSS(a):
Domestic-Based Direct Brands	$(25,425)	(2.3)%	$(331,456)	(27.5)%
International-Based Direct Brands	(137,625)	(16.5)%	(283,600)	(23.6)%
Partnered Brands	(171,534)	(16.2)%	(118,724)	(7.5)%

Total Operating Loss	$(334,584)	(11.1)%	$(733,780)	(18.4)%

	Twelve Months Ended		Twelve Months Ended
	January 2, 2010	% to	January 3, 2009	% to
	(52 Weeks)	Total	(53 weeks)	Total
NET SALES:
Domestic	$2,018,055	67.0%	$2,570,253	64.5%
International	993,804	33.0%	1,414,693	35.5%

Total Net Sales	$3,011,859	100.0%	$3,984,946	100.0%

	Twelve Months Ended		Twelve Months Ended
	January 2, 2010	% of	January 3, 2009	% of
	(52 Weeks)	Sales	(53 weeks)	Sales
OPERATING LOSS:
Domestic	$(185,625)	(9.2)%	$(440,002)	(17.1)%
International	(148,959)	(15.0)%	(293,778)	(20.8)%

Total Operating Loss	$(334,584)	(11.1)%	$(733,780)	(18.4)%

(a)
Operating loss includes charges related to streamlining initiatives and brand-exiting activities and impairment of goodwill and other intangible assets. Refer to the table entitled “Reconciliation of Non-GAAP Financial Information — Segment Reporting” for further information.

LIZ CLAIBORNE INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
(All amounts in thousands, except per common share data)
(Unaudited)
The following tables provide reconciliations of (i) Loss from Continuing Operations Attributable to Liz Claiborne, Inc. to (Loss) Income from Continuing Operations Attributable to Liz Claiborne, Inc. Excluding Streamlining Initiatives and Brand-Exiting Activities and Impairment of Goodwill and Other Intangible Assets and (ii) Operating Loss to (Loss) Income from Continuing Operations Attributable to Liz Claiborne, Inc. Excluding Streamlining Initiatives and Brand-Exiting Activities and Impairment of Goodwill and Other Intangible Assets.

	Three Months Ended		Twelve Months Ended
	January 2, 2010	January 3, 2009	January 2, 2010	January 3, 2009
	(13 Weeks)	(13 Weeks)	(52 Weeks)	(53 Weeks)

Loss from Continuing Operations Attributable to Liz Claiborne, Inc.	$(42,061)	$(782,551)	$(293,379)	$(813,567)
Streamlining initiatives and brand-exiting activities (a)(b)	106,145	25,927	181,369	170,397
Impairment of goodwill and other intangible assets	14,222	683,071	17,007	693,117
(Provision) benefit for income taxes	(95,130)	70,147	(42,024)	24,630

(Loss) Income from Continuing Operations Attributable to Liz Claiborne, Inc. Excluding Streamlining Initiatives and Brand-Exiting Activities and Impairment of Goodwill and Other Intangible Assets	$(16,824)	$(3,406)	$(137,027)	$74,577

Operating Loss	$(135,215)	$(715,869)	$(334,584)	$(733,780)
Streamlining initiatives and brand-exiting activities (a) (b)	106,145	25,927	181,369	170,397
Impairment of goodwill and other intangible assets	14,222	683,071	17,007	693,117

Operating (Loss) Income Excluding Streamlining Initiatives and Brand-Exiting Activities and Impairment of Goodwill and Other Intangible Assets	(14,848)	(6,871)	(136,208)	129,734

Interest expense, net	(18,222)	(14,366)	(65,084)	(48,288)
Other income (expense), net	7,464	(3,631)	(4,007)	(6,372)
Net (loss) income attributable to the noncontrolling interest	(127)	118	(681)	252
(Benefit) provision for income taxes	(8,655)	(21,580)	(67,591)	245

(Loss) Income from Continuing Operations Attributable to Liz Claiborne, Inc. Excluding Streamlining Initiatives and Brand-Exiting Activities and Impairment of Goodwill and Other Intangible Assets	$(16,824)	$(3,406)	$(137,027)	$74,577

Basic Earnings per Common Share from Continuing Operations Attributable to Liz Claiborne, Inc. Excluding Streamlining Initiatives and Brand-Exiting Activities and Impairment of Goodwill and Other Intangible Assets (c)	$(0.18)	$(0.04)	$(1.46)	$0.80

Diluted Earnings per Common Share from Continuing Operations Attributable to Liz Claiborne, Inc. Excluding Streamlining Initiatives and Brand-Exiting Activities and Impairment of Goodwill and Other Intangible Assets (c)	$(0.18)	$(0.04)	$(1.46)	$0.80

(a)	During the three and twelve months ended January 2, 2010 and January 3, 2009, the Company recorded expenses related to its streamlining initiatives and brand-exiting activities as follows:

	Three Months Ended		Twelve Months Ended
	January 2, 2010	January 3, 2009	January 2, 2010	January 3, 2009
	(13 Weeks)	(13 Weeks)	(52 Weeks)	(53 Weeks)

Payroll, lease terminations, asset write-downs and other costs	$86,851	$29,199	$162,143	$111,811
Store closure and other brand-exiting activities	19,294	(3,272)	19,226	58,586

	$106,145	$25,927	$181,369	$170,397

(b)	Excludes a non-cash impairment charge of $4,538 primarily related to Liz Claiborne merchandising rights for the three and twelve months ended January 2, 2010.

(c)
As the Company incurred a loss from continuing operations excluding streamlining initiatives and brand-exiting activities and impairment of goodwill and other intangible assets for the three and twelve months ended January 2, 2010 and the three months ended January 3, 2009, all potentially dilutive shares are antidilutive. As such, basic and diluted weighted average shares outstanding are equal for such periods. Adjusted diluted earnings per share for the twelve months ended January 3, 2009 is based on 93,800 weighted average shares outstanding.

LIZ CLAIBORNE INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
SEGMENT REPORTING
(All amounts in thousands)
(Unaudited)
The following tables provide a reconciliation of Operating Income (Loss) to Adjusted Operating Income (Loss), which excludes Streamlining Initiatives and Brand-Exiting Activities and Impairment of Goodwill and Other Intangible Assets.

	Three Months Ended
	January 2, 2010 (13 Weeks)
		International-
	Domestic-Based	Based	Partnered
	Direct Brands	Direct Brands	Brands	Total
Net Sales:
As Reported	$339,769	$210,440	$228,596	$778,805

Operating Income (Loss):
As Reported	$12,234	$(68,154)	$(79,295)	$(135,215)
Streamlining Initiatives and Brand-Exiting Activities	29,834	29,054	47,257	106,145
Impairment of Other Intangible Assets	—	—	14,222	14,222

Adjusted Operating Income (Loss)	$42,068	$(39,100)	$(17,816)	$(14,848)

% of Net Sales	12.4%	(18.6)%	(7.8)%	(1.9)%

	Three Months Ended
	January 3, 2009 (13 Weeks)
		International-
	Domestic-Based	Based	Partnered
	Direct Brands	Direct Brands	Brands	Total
Net Sales:
As Reported	$350,322	$238,443	$322,408	$911,173

Operating Loss:
As Reported	$(367,398)	$(322,642)	$(25,829)	$(715,869)
Streamlining Initiatives and Brand-Exiting Activities	10,640	10,032	5,255	25,927
Goodwill Impairment	382,353	300,718	—	683,071

Adjusted Operating Income (Loss)	$25,595	$(11,892)	$(20,574)	$(6,871)

% of Net Sales	7.3%	(5.0)%	(6.4)%	(0.8)%

LIZ CLAIBORNE INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
SEGMENT REPORTING
(All amounts in thousands)
(Unaudited)
The following tables provide a reconciliation of Operating (Loss) Income to Adjusted Operating Income (Loss), which excludes Streamlining Initiatives and Brand-Exiting Activities and Impairment of Goodwill and Other Intangible Assets.

	Twelve Months Ended
	January 2, 2010 (52 Weeks)
		International-
	Domestic-Based	Based	Partnered
	Direct Brands	Direct Brands	Brands	Total
Net Sales:
As Reported	$1,120,664	$831,889	$1,059,306	$3,011,859

Operating Loss:
As Reported	$(25,425)	$(137,625)	$(171,534)	$(334,584)
Streamlining Initiatives and Brand-Exiting Activities	53,532	47,369	80,468	181,369
Impairment of Goodwill and Other Intangible Assets	—	—	17,007	17,007

Adjusted Operating Income (Loss)	$28,107	$(90,256)	$(74,059)	$(136,208)

% of Net Sales	2.5%	(10.8)%	(7.0)%	(4.5)%

	Twelve Months Ended
	January 3, 2009 (53 Weeks)
		International-
	Domestic-Based	Based	Partnered
	Direct Brands	Direct Brands	Brands	Total
Net Sales:
As Reported	$1,207,400	$1,202,900	$1,574,646	$3,984,946

Operating Loss:
As Reported	$(331,456)	$(283,600)	$(118,724)	$(733,780)
Streamlining Initiatives and Brand-Exiting Activities	25,827	38,714	105,856	170,397
Impairment of Goodwill and Other Intangible Assets	382,353	300,718	10,046	693,117

Adjusted Operating Income (Loss)	$76,724	$55,832	$(2,822)	$129,734

% of Net Sales	6.4%	4.6%	(0.2)%	3.3%

LIZ CLAIBORNE INC.
AVAILABILITY UNDER REVOLVING CREDIT FACILITY
(In thousands)

January 2, 2010

Total Revolving Credit Facility Size (a)	$600,000

Borrowing Base (a)	$326,189
Outstanding Borrowings	66,507
Letters of Credit Issued	37,785

Available Capacity	$221,897

(a)	Availability under the revolving credit facility is the lesser of $600 million or a borrowing base comprised primarily of eligible accounts receivable and inventory.